EXHIBIT 99.1
Expedia, Inc. Reports Third Quarter 2007 Results
Global Presence Expands as European Bookings Grow 47% and International Sites Hit Record 33% of Revenue
BELLEVUE, Wash.—November 7, 2007—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its third quarter ended September 30, 2007.
“Expedia succeeded on almost every financial metric during the third quarter,” said Barry Diller, Expedia, Inc.’s Chairman and Senior Executive. “These are good results, and our ability to keep them coming depends on the right balance of investment and profitable growth–and I think we’ve shown our ability to be in proper cadence with those levers throughout this year.”
“Thanks to the continued hard work of our employees around the globe, Expedia’s brand portfolio delivered record revenue and OIBA in the third quarter,” said Dara Khosrowshahi, Expedia Inc.’s CEO and President. “While we’re particularly encouraged by 16% worldwide transaction growth and 47% European bookings growth, we are by no means satisfied with our progress, and believe there remain significant investment and growth opportunities ahead for Expedia.”
Financial Summary & Operating Metrics (figures in $MM’s, except per share amounts)

	3 Months	3 Months	Y / Y
Metric	Ended 9.30.07	Ended 9.30.06	Growth

Gross bookings	$5,146.9	$4,261.0	21%
Revenue	759.6	613.9	24%
Revenue margin	14.76%	14.41%	+35bps
Gross profit	608.5	480.8	27%
Operating income before amortization* (“OIBA”)	212.8	180.0	18%
Operating income	179.8	89.3	101%
Adjusted net income *	123.1	117.2	5%
Net income	99.6	59.0	69%
Adjusted EPS *	$0.39	$0.34	15%
Diluted EPS	$0.32	$0.17	88%
Free cash flow *	24.1	(18.9)	N/A

*	“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS,” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 15-18 herein for an explanation of non-GAAP measures used throughout this release.

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Discussion of Results
Gross Bookings & Revenue
Gross bookings increased 21% for the third quarter of 2007 compared with the third quarter of 2006. North America bookings increased 13%, Europe bookings increased 47% (39% excluding the impact of foreign exchange) and Other bookings (primarily Expedia® Corporate Travel and our Asia Pacific operations) increased 27%.
Revenue increased 24% for the third quarter, primarily driven by increased worldwide merchant hotel revenue and advertising and media revenue. North America revenue increased 19%, Europe revenue increased 37% (30% excluding foreign exchange) and Other revenue increased 41%.
Worldwide merchant hotel revenue increased 22% for the third quarter due to a 16% increase in room nights stayed, including rooms delivered as a component of vacation packages, and a 5% increase in revenue per room night. Revenue per room night increased due to a 5% increase in worldwide average daily rates (“ADRs”), partially offset by a 37 basis point decline in hotel raw margin.
Worldwide air revenue increased 9% for the third quarter due to a 15% increase in air tickets sold, partially offset by a 5% decrease in revenue per air ticket. The decrease in revenue per air ticket primarily reflects reduced air service fees, and to a lesser extent, decreased compensation from air carriers and global distribution system (“GDS”) providers versus the prior year period.
Worldwide revenue from products and services other than merchant hotel and air (including advertising and media, car rentals, destination services and cruises), increased 40% for the third quarter due primarily to increased advertising and media revenues and car rental revenues.
Package revenue increased 12% compared with the prior year period primarily due to higher European package bookings and increased revenue margin on North American package bookings compared with the prior year period in which we pursued aggressive package discounting.
Revenue as a percentage of gross bookings (“revenue margin”) was 14.76% for the third quarter, an increase of 35 basis points. North America revenue margin increased 68 basis points to 15.19%, Europe revenue margin decreased 116 basis points to 15.73%, and Other revenue margin increased 90 basis points to 9.08%. The third quarter increase in worldwide and North America revenue margin was primarily due to an increased mix of advertising and media revenues as compared to third quarter 2006. Europe revenue margin decreased primarily due to lower revenue from more competitive hotel pricing and lower air booking fees.
Profitability
Gross profit for the third quarter of 2007 was $609 million, an increase of 27% compared with the third quarter of 2006 primarily due to increased revenue and a 179 basis point improvement in gross margin to 80.11%. The gross margin increase was due to cost reductions from our various efficiency initiatives and an increased mix of advertising and media revenue.
OIBA for the third quarter increased 18% to $213 million, driven primarily by higher revenue. OIBA as a percentage of revenue decreased 131 basis points to 28.02%, primarily reflecting a higher growth in sales and marketing expenses excluding stock-based compensation as a percentage of revenue, partially offset by a higher gross margin. Operating income increased 101% to $180 million primarily due to an intangible asset impairment in the prior year period, the same factors driving OIBA growth, and lower intangible amortization.
Adjusted net income for the third quarter increased $6 million due to higher OIBA, partially offset by net losses from foreign currency and higher net interest expense. Net income increased $41 million reflecting higher operating income, partially offset by a higher tax provision, an increase in net losses from foreign currency and higher net interest expense compared with the prior period. Third quarter adjusted EPS and diluted EPS were $0.39 and $0.32, respectively. These measures increased 15% and 88% due to the same factors impacting adjusted net income and net income, as well as lower net share counts from share repurchase activity since the prior year period.

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Cash Flows & Working Capital
For the nine months ended September 30, 2007, net cash provided by operating activities was $965 million and free cash flow was $908 million. Both measures include $597 million of benefit from net changes in operating assets and liabilities, primarily driven by seasonal receipt of cash related to our merchant hotel business. Free cash flow for the third quarter increased $43 million primarily due to higher OIBA, greater benefit from net changes in operating assets and liabilities and lower capital expenditures.
Recent Highlights
     Global Presence
•	Gross bookings from Expedia, Inc.’s international points of sale in Canada, China, France, Germany, Italy, the United Kingdom and other countries were $1.67 billion, accounting for 32% of worldwide bookings, up from 27% in the prior year period. International revenue, including the TripAdvisor international websites beginning in 2007, was $252 million or 33% of worldwide revenue, up from 29% in the prior year period.

•	Expedia® Corporate Travel (“ECT”) launched its sixth European point of sale in Spain, added JetBlue Airways® and AirTran Airways® content in North America and has generated year-to-date gross bookings of nearly $1 billion.

•	Expedia, Inc. launched its 14th and 15th Expedia®-branded points of sale in Austria (www.expedia.at) and New Zealand (www.expedia.co.nz).

•	Expedia, Inc. and Freeborders Inc. announced a partnership to create a technology development center for Expedia in China. The expansion of Expedia’s global development resources will speed product and service delivery, provide for flexible staffing and enable access to the Asia Pacific region’s top talent.
     Brand Portfolio
•	Expedia.com and Citi expanded their partnership with the launch of the new Citi PremierPass®/Expedia.com® Card. The Card follows the successful introduction of ThankYou Rewards on Expedia.com, where over one million Expedia customers have become ThankYou members in less than a year. With the new Card travelers earn ThankYou points for everyday purchases, eligible travel booked on Expedia.com and miles flown on any airline.

•	Hotels.com®, the expert in booking hotels online and on the phone, launched a new comprehensive website dedicated to Spanish-speaking travelers, espanol.hotels.com. In addition to the website, hotels.com offers a dedicated 1-800 sales center for those preferring to book their hotels over the phone in Spanish.

•	TripAdvisor®, the world’s largest travel community, was named one of the “Top 25 Travel Milestones” by USA Today. Picked by the USA Today travel team, the list features the top “25 pivotal changes that transformed the way we travel.” TripAdvisor was the only company to be singled out as a milestone on the list of 25, joining such groundbreaking innovations as smoke-free flights and the rolling suitcase.
     Content & Innovation
•	Expedia.com began beta testing its TravelAds platform, enabling merchant hotels to dynamically bid for premium placement in hotel search results on Expedia.com.

•	Hotwire.comTM unveiled a new Airfare Savings Hub, making it even easier for flexible travelers to save money with proactive, real-time recommendations for alternative airports and dates of travel. With the Airfare Savings Hub, Hotwire® has offered travelers an average savings of 25% with its deal recommendations.

•	Hotels.com added its 1,000th bed and breakfast property, addressing U.S. travelers who make more than five million trips to B&B’s each calendar year. Hotels.com offers a dedicated “Condos, B&B” tab on its homepage to enable easy discovery of its extensive bed and breakfast inventory.
     Partner Services Group (“PSG”)
•	Expedia, Inc. reached new strategic agreements with British Airways® and AirFrance/KLM®, ensuring multi-year availability of these carriers’ fares, schedules and inventory.

•	Expedia, Inc. signed multi-year agreements with Harrah’s® and Extended Stay America®, ensuring availability of these hotel chains rooms and pricing across the Company’s worldwide points of sale.

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue	$759,596	$613,942	$2,000,030	$1,706,298
Cost of revenue (1)	151,053	133,094	415,997	380,857

Gross profit	608,543	480,848	1,584,033	1,325,441

Operating expenses:
Selling and marketing (1)	279,341	215,086	757,514	614,778
General and administrative (1)	83,365	66,156	235,261	210,570
Technology and content (1)	47,452	36,034	131,215	104,866
Amortization of intangible assets	18,613	26,569	59,312	86,860
Impairment of intangible asset	—	47,000	—	47,000
Amortization of non-cash distribution and marketing	—	711	—	9,578

Operating income	179,772	89,292	400,731	251,789

Other income (expense):
Interest income	12,888	9,697	30,709	20,332
Interest expense	(13,940)	(4,857)	(35,018)	(7,230)
Other, net	(13,894)	2,926	(13,453)	17,049

Total other income (expense), net	(14,946)	7,766	(17,762)	30,151

Income before income taxes and minority interest	164,826	97,058	382,969	281,940
Provision for income taxes	(65,542)	(37,707)	(153,230)	(103,523)
Minority interest in (income) loss of consolidated subsidiaries, net	311	(374)	768	(623)

Net income	$99,595	$58,977	$230,507	$177,794

Net earnings per share available to common stockholders:
Basic	$0.34	$0.18	$0.77	$0.52
Diluted	0.32	0.17	0.72	0.50

Shares used in computing earnings per share:
Basic	292,171	330,359	300,959	340,660
Diluted	312,756	341,137	318,848	355,075

(1)	Includes stock-based compensation as follows:

Cost of revenue	$550	$1,816	$2,079	$6,627
Selling and marketing	2,729	2,968	8,768	11,665
General and administrative	7,683	7,043	22,356	25,483
Technology and content	3,455	4,612	11,046	13,772

Total stock-based compensation	$14,417	$16,439	$44,249	$57,547

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EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$836,531	$853,274
Restricted cash and cash equivalents	20,748	11,093
Accounts and notes receivable, net of allowance of $5,226 and $4,874	317,901	211,430
Prepaid merchant bookings	71,986	39,772
Deferred income taxes, net	275	4,867
Prepaid expenses and other current assets	71,279	62,249

Total current assets	1,318,720	1,182,685
Property and equipment, net	152,941	137,144
Long-term investments and other assets	89,006	59,289
Intangible assets, net	988,525	1,028,774
Goodwill	5,912,934	5,861,292

TOTAL ASSETS	$8,462,126	$8,269,184

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$823,351	$600,192
Accounts payable, other	185,868	120,545
Deferred merchant bookings	818,474	466,474
Deferred revenue	13,765	10,317
Income taxes payable	52,522	30,902
Other current liabilities	196,858	171,695

Total current liabilities	2,090,838	1,400,125
Long-term debt	500,000	500,000
Credit facility	500,000	—
Deferred income taxes, net	362,398	369,297
Other long-term liabilities	104,052	33,716
Minority interest	62,590	61,756

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000,000
Series A shares issued and outstanding: 776 and 846
Common stock $.001 par value	333	328
Authorized shares: 1,600,000,000
Shares issued: 332,539,633 and 328,066,276
Shares outstanding: 255,005,709 and 305,901,048
Class B common stock $.001 par value	26	26
Authorized shares: 400,000,000
Shares issued and outstanding: 25,599,998 and 25,599,998
Additional paid-in capital	5,996,099	5,903,200
Treasury stock — Common stock, at cost	(1,717,922)	(321,155)
Shares: 77,533,924 and 22,165,228
Retained earnings	536,847	309,912
Accumulated other comprehensive income	26,865	11,979

Total stockholders’ equity	4,842,248	5,904,290

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,462,126	$8,269,184

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine months ended
	September 30,
	2007	2006
Operating activities:
Net income	$230,507	$177,794
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	43,381	35,834
Amortization of intangible assets, non-cash distribution and marketing and stock-based compensation	103,561	153,985
Deferred income taxes	(3,297)	(31,702)
Unrealized (gain) loss on derivative instruments, net	5,938	(11,609)
Equity in (income) loss of unconsolidated affiliates	3,848	(2,331)
Minority interest in income (loss) of consolidated subsidiaries, net	(768)	623
Impairment of intangible asset	—	47,000
Foreign exchange gain on cash and cash equivalents, net	(18,669)	(23,274)
Other	3,362	785
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts and notes receivable	(94,431)	(39,767)
Prepaid merchant bookings and prepaid expenses	(38,674)	(30,178)
Accounts payable, other and other current liabilities	154,180	103,189
Accounts payable, merchant	221,084	122,307
Deferred merchant bookings	351,969	216,911
Deferred revenue	3,365	4,001

Net cash provided by operating activities	965,356	723,568

Investing activities:
Capital expenditures	(57,620)	(67,580)
Acquisitions, net of cash acquired	(59,622)	(29,830)
Increase in long-term investments and deposits	(29,677)	(1,820)

Net cash used in investing activities	(146,919)	(99,230)

Financing activities:
Credit facility borrowings	650,000	—
Credit facility repayments	(150,000)	(230,649)
Proceeds from issuance of long-term debt, net of issuance costs	—	495,682
Changes in restricted cash and cash equivalents	(10,630)	(2,604)
Proceeds from exercise of equity awards	45,398	29,360
Excess tax benefit on equity awards	2,676	781
Treasury stock activity	(1,396,012)	(295,105)
Other, net	(844)	—

Net cash used in financing activities	(859,412)	(2,535)
Effect of exchange rate changes on cash and cash equivalents	24,232	26,473

Net increase (decrease) in cash and cash equivalents	(16,743)	648,276
Cash and cash equivalents at beginning of period	853,274	297,416

Cash and cash equivalents at end of period	$836,531	$945,692

Supplemental cash flow information
Cash paid for interest	$41,381	$3,796
Income tax payments, net	69,751	63,955

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Income Statement Notes
Gross Bookings / Revenue
•	Expedia, Inc. makes travel products and services available on a merchant and agency basis. Merchant transactions typically produce a higher level of net revenue per transaction and are generally recognized when the customer uses the travel product or service. Agency revenues are generally recognized at the time the reservation is booked.

•	Merchant bookings accounted for 44% of total gross bookings for the third quarter of 2007 compared with 42% in the prior year period, primarily driven by an increase in our European merchant bookings.
Cost of Revenue
•	Cost of revenue primarily consists of: (1) costs of our call and data centers, including telesales expense; (2) credit card merchant fees; (3) fees paid to fulfillment vendors for processing airline tickets and related customer services; (4) costs paid to suppliers for certain destination inventory; and (5) reserves and related payments to airlines for tickets purchased with fraudulent credit cards.

•	Cost of revenue was 19.9% of revenue for the third quarter of 2007 and 21.7% for the prior year period. Excluding stock-based compensation, cost of revenue was 19.8% of revenue for the third quarter of 2007 and 21.4% for the prior year period. Cost of revenue excluding stock-based compensation decreased 157 basis points as a percentage of revenue due to our various efficiency initiatives and an increased mix of advertising and media revenue.

•	Cost of revenue includes depreciation expense of $4 million for the third quarter of 2007, and $3 million for the comparable 2006 period.
Operating Expenses (non-GAAP)
(Stock-based compensation expense has been excluded from all calculations and discussions below)
•	Operating expenses in millions and as a percentage of revenue for the third quarters of 2007 and 2006 were as follows (some numbers may not add due to rounding):

	Three months			Three months
	ended September 30,			ended September 30,
	2007	2006	Growth	2007	2006	Δ in bps
Selling and marketing	$276.6	$212.1	30%	36.4%	34.6%	187
General and administrative	75.7	59.1	28%	10.0%	9.6%	34
Technology and content	44.0	31.4	40%	5.8%	5.1%	67

Total operating expenses	$396.3	$302.7	31%	52.2%	49.3%	287
•	Operating expenses include depreciation expense of $11 million in the third quarter of 2007 and $10 million in the prior year period.

Selling and Marketing (non-GAAP)
o	Selling and marketing expense primarily relates to direct advertising expense, including television, radio and print spending, as well as traffic generation costs from internet portals, search engines and our private label and affiliate programs.

o	Approximately 21% of selling and marketing expense in the third quarter of 2007 and 20% for the prior year period relate to indirect costs including personnel in PSG, TripAdvisor, ECT and destination services.

o	The increase in selling and marketing expense was primarily due to increased direct online and brand spend to support our worldwide points of sale, including spend at Hotels.com and Expedia sites in Europe, our TripAdvisor network, our European private label and affiliate channels, Hotels.com, Hotwire and Expedia.com, as well as increased personnel costs related to TripAdvisor, destination services, PSG and other teams.

o	We expect selling and marketing expense to increase as a percentage of revenue in 2007 as we aggressively support our established brands and geographies, grow our earlier stage international markets, increase our use of brand spend as markets reach scale, invest in our global advertising and media businesses and expand our corporate travel sales, destination services and market management teams.

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     General and Administrative (non-GAAP)
o	General and administrative expense consists primarily of personnel-related costs for support functions that include our executive leadership, finance, legal, tax, technology and human resources functions, and fees for professional services that include legal, tax and accounting.

o	The increase in general and administrative expense was primarily due to increased incentive accruals, personnel costs related to expansion of our corporate IT functions and our European businesses, and increased legal expenses.

o	We expect general and administrative expense to increase in absolute dollars but decrease as a percentage of revenue in 2007 as compared to the prior year.
     Technology and Content (non-GAAP)
o	Technology and content expense includes product development expenses principally related to payroll and related expenses, hardware and software expenditures and software development cost amortization.

o	The increase in technology and content expense was due to increased personnel costs and amortization of capitalized software costs, a significant amount of which we began putting into service beginning with the fourth quarter of 2006.

o	Given our historical and ongoing investments in our enterprise data warehouse, re-platforming, geographic expansion, data centers, redundancy, call center technology, site merchandising, content management, site monitoring, networking, corporate travel, supplier integration and other initiatives, we expect technology and content expense to increase in absolute dollars and as a percentage of revenue in both 2007 and 2008.
Stock-Based Compensation Expense
•	Stock-based compensation expense relates primarily to expense for stock options and restricted stock units (“RSUs”). Since February 2003 we have awarded RSUs as our primary form of employee stock-based compensation. Our stock-based awards generally vest over five years.

•	Third quarter stock-based compensation expense was $14 million, consisting of $11 million in expense related to RSUs and other equity compensation and $3 million in stock option expense.

•	Third quarter stock-based compensation decreased $2 million compared to the prior year period primarily due to completed vesting of previous option awards, partially offset by higher expense related to RSU grants.

•	Assuming, among other things, no modification of existing awards, significant incremental award grants, adjustments to forfeiture estimates or meaningful changes in our stock price, we expect annual stock-based compensation expense will be approximately $65 million in 2007 and 2008.
Other, Net
•	The $17 million decrease in other, net for the third quarter primarily relates to a $12 million net foreign exchange loss in the third quarter of 2007, compared with a $2 million gain in the prior year period.
Income Taxes
•	The effective tax rate on GAAP pre-tax income was 39.8% for the third quarter 2007 compared with 38.8% in the prior year period. The effective tax rate on pre-tax adjusted income was 38.6% for the third quarter 2007 compared with 37.5% in the prior year period. The effective rates for both GAAP and pre-tax adjusted income increased primarily due to tax return adjustments in the prior year period. Both third quarter 2007 rates were higher than the statutory rate principally due to state income taxes and tax reserves.

•	Cash paid for income taxes for the nine months ended September 30, 2007 was $70 million, an increase of $6 million from the prior year period. We anticipate tax-related payments for full-year 2007 will decrease compared with 2006 due to higher stock-based deductions related to recent increases in our stock price.
Foreign Exchange
•	As Expedia’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by the strength or weakness of the USD in comparison to our international operations’ functional currencies. Management believes investors may find it useful to assess growth rates with and without the impact of foreign exchange.

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•	The estimated impact on worldwide and Europe growth rates from foreign exchange in the third quarter was as follows (some numbers may not add due to rounding):

	Worldwide			Europe
			Impact on			Impact on
		Y/Y growth	Y/Y growth		Y/Y growth	Y/Y growth
		rates excluding	rates from		rates excluding	rates from
		foreign	foreign		foreign	foreign
	Y/Y growth	exchange	exchange	Y/Y growth	exchange	exchange
	rates	movements	movements	rates	movements	movements
Gross Bookings	20.8%	18.7%	2.1%	46.8%	38.7%	8.1%
Revenue	23.7%	21.4%	2.4%	36.7%	29.8%	7.0%
•	The positive impact of foreign exchange on our cash balances denominated in foreign currency was $14 million in the third quarter of 2007, and is included in “effect of exchange rate changes on cash and cash equivalents” on our statements of cash flows. This amount reflects a net increase of $4 million as compared to the prior year period primarily due to a higher net gain from holding or converting foreign currencies in the third quarter of 2007 as compared to the prior year period.
Acquisitions
•	Acquisitions increased third quarter 2007 gross bookings growth by 0.1%, revenue growth by 1.8% and OIBA growth by 1.2%. These acquisitions increased year-to-date gross bookings growth by 0.1%, revenue growth by 1.7% and OIBA growth by 1.7%. These acquisitions were primarily related to media content businesses.
Balance Sheet Notes
Cash, Cash Equivalents and Restricted Cash
•	Cash, cash equivalents and restricted cash totaled $857 million at September 30, 2007. This amount includes $21 million in restricted cash and cash equivalents primarily related to merchant air revenue transactions, and $159 million of cash at eLong, whose results are consolidated in our financial statements due to our controlling voting and economic ownership position.

•	The decrease in cash, cash equivalents and restricted cash for the nine months ended September 30, 2007 principally relates to $1.4 billion in treasury stock activity primarily related to tender offer repurchases of 55 million common shares, $89 million in acquisitions, long-term investments and deposits, $70 million in cash tax payments and $58 million of capital expenditures, partially offset by a $597 million net benefit from changes in operating assets and liabilities, $504 million in OIBA, $500 million in revolver borrowings and $45 million in proceeds from equity award exercises.
Accounts and Notes Receivable
•	Accounts receivable include credit card receivables generally due within two to three days from credit card agencies, receivables from agency transactions generally due within 30 days after booking, and receivables from global distribution system partners generally due within 60 to 120 days after booking.

•	Accounts and notes receivable increased $106 million from December 31, 2006 due to growth in our various lines of business.
Prepaid Merchant Booking, Prepaid Expenses and Other Current Assets
•	Prepaid merchant bookings primarily relate to our merchant air business and reflect prepayments to our airline partners for their portion of the gross booking, prior to the travelers’ dates of travel. The $32 million increase in prepaid merchant bookings from December 31, 2006 is due in part to increased air bookings at Hotwire.

•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, prepaid merchant fees, prepaid license and maintenance agreements and prepaid insurance.

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Long-Term Investments and Other Assets
•	Long-term investments and other assets include transportation equipment, collateral deposits related to our cross-currency swap agreements, equity investments and capitalized debt issuance costs.

•	Long-term investments and other assets increased $30 million from December 31, 2006 primarily due to a first quarter equity investment in a travel company.
Goodwill and Intangible Assets, Net
•	Goodwill and intangible assets, net primarily relates to the acquisitions of Hotels.com, Expedia.com and Hotwire.com.

•	Goodwill increased $52 million from acquisitions completed since December 31, 2006.

•	$867 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, principally related to acquired trade names and trademarks.

•	$121 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to ten years. The majority of this amortization is not deductible for tax purposes.

•	Amortization expense related to definite lived intangibles was $19 million for the third quarter, compared with $27 million for the prior year period. The decrease was primarily due to the completed amortization of certain technology and supplier intangible assets over the past year. Assuming no impairments or additional acquisitions, we expect amortization expense for definite lived intangibles of $78 million in 2007 and $57 million in 2008.
Accounts Payable, Other
•	Accounts payable, other primarily consists of payables related to the day-to-day operations of our business.

•	Accounts payable, other increased $65 million from December 31, 2006 primarily due to accrued marketing expenses related to increased marketing efforts at our various points of sale, as well as an increase in corporate accounts payable in keeping with the growth of our business.
Deferred Merchant Bookings and Accounts Payable, Merchant
•	Deferred merchant bookings consist of amounts received from travelers who have not yet traveled and the balances generally mirror the seasonality pattern of our gross bookings. The payment to suppliers related to these bookings is generally made within two weeks after booking for air travel and, for all other merchant bookings, after the customer’s use of services and subsequent billing from the supplier, which billing is reflected as accounts payable, merchant on our balance sheet. Therefore, especially for merchant hotel, there is a significant period of time from the receipt of cash from our travelers to supplier payment.

•	As long as the merchant hotel business continues to grow and our business model does not meaningfully change, we expect that changes in working capital related to this business will continue to be a positive contributor to operating and free cash flow. If this business declines or if the model changes significantly, it would negatively affect our working capital.

•	For the nine months ended September 30, 2007, the change in deferred merchant booking and accounts payable, merchant contributed $573 million to net cash provided by operating activities, primarily related to seasonality associated with, and growth in, our merchant hotel business.
Income Taxes Payable
•	Income taxes payable increased $22 million from December 31, 2006 reflecting an increase in our taxes due primarily to taxable income generated during the first nine months of the year.
Other Current Liabilities
•	Other current liabilities principally relate to accruals for cost of service related to our call center and internet services, accruals for service, bonus, salary and wage liabilities, a reserve related to occupancy taxes, and accrued interest on our Notes and credit facility.

•	Other current liabilities includes $30 million related to our tax sharing agreement with Microsoft and the fair value of our Ask derivative, which relates to notes which are due June 1, 2008 (see “Ask Derivative Liability”).

•	Other current liabilities increased $25 million from December 31, 2006 primarily due to the reclassification of $15 million from other long-term liabilities related to our Ask derivative.

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Ask Derivative Liability
•	In connection with IAC/Interactive Corp’s acquisition of Ask, we issued 4.3 million shares of Expedia, Inc. common stock into an escrow account, which shares (or cash in equal value) were due to holders of Ask convertible notes upon conversion. These shares have been included in diluted shares from the date of our spin-off from IAC.

•	During the third quarter of 2007 notes were converted for less than 10,000 common shares, which when combined with prior conversions of 3.8 million shares, leaves 0.5 million shares of Expedia common stock (or cash in equal value) due to Ask convertible note holders upon conversion. The Ask notes are due June 1, 2008; upon maturity our obligation to satisfy demands for conversion ceases.

•	The estimated fair value of the Ask derivative at September 30, 2007 was $15 million, and is recorded in other current liabilities on our consolidated balance sheet.

•	For the third quarter we recorded a net unrealized loss of $1 million related to the Ask derivative due to the increase in our share price at the end of the third quarter of 2007 compared with the end of the second quarter of 2007. This loss is reflected as an increase in other current liabilities, is recorded in other, net on our consolidated statements of income and is excluded from both our OIBA and adjusted net income calculations.

•	We anticipate recording a quarterly unrealized gain or loss in future quarters related to any remaining liability as we adjust the fair value for changes in our stock price, as measured at subsequent quarter-ends compared with the prior quarter-end.
Borrowings
•	Expedia, Inc. maintains a $1 billion unsecured revolving credit facility, which expires in August 2010. As of September 30, 2007, we had $500 million in borrowings outstanding under our revolver, which amount was drawn in conjunction with the August 2007 funding of our 25 million share tender offer.

•	Outstanding borrowings bear interest based on our financial leverage, which based on our September 30, 2007 financials would equate to a base rate plus 62.5 basis points. At our discretion we can choose a base rate equal to (1) the greater of the Prime rate or the Federal Funds Rate plus 50 basis points or (2) various durations of LIBOR. The base rate is currently 1-month LIBOR of 5.13%, and is due to re-price on November 15.

•	As of September 30, 2007 we were in compliance with our leverage and net worth covenants under the credit facility. Outstanding letters of credit under the facility as of that date were $52 million, which balance reduces our available borrowing capacity.

•	Long-term debt relates to $500 million in registered 7.456% Senior Notes (the “Notes”) due 2018, which were issued in August 2006. The Notes are repayable in whole or in part on August 15, 2013 at the option of the note holders. We may redeem the Notes at any time at our option.

•	Semi-annual interest expense related to the Notes is $19 million, paid on February 15 and August 15 of each year. Accrued interest related to the notes was $5 million at September 30, 2007 and $13 million at December 31, 2006, and such amounts are classified as other current liabilities on our balance sheet.
Other Long-Term Liabilities
•	Other long-term liabilities include $74 million in uncertain tax positions recorded under FIN 48. Prior to the adoption of FIN 48 on January 1, 2007 these amounts were classified as taxes payable in current liabilities.

•	Other long-term liabilities also includes $21 million of derivative liabilities, primarily related to cross-currency swaps, which increased $8 million from December 31, 2006 primarily due to the weakening of the USD compared with the Euro.
Minority Interest
•	Minority interest primarily relates to the minority ownership position in eLong, an entity in which we own a 56% interest (52% fully-diluted) and results for which are consolidated for all periods presented.
Purchase Obligations and Contractual Commitments
•	At September 30, 2007 we have agreements with certain vendors under which we have future minimum obligations of $21 million for the remainder of 2007, $9 million in 2008 and $8 million in 2009. These minimum obligations for telecom, loyalty, software and other support services are less than our projected use for those periods, and we expect payment to be more than the minimum obligations based on our actual use. In addition, if

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certain obligations are met by our counterparties, our obligations will increase. These obligations are not reflected on our consolidated balance sheets herein.
•	In conjunction with our investment in a travel company, we have entered into a commitment to provide a $10 million revolving operating line of credit and a credit facility for up to $20 million. No amounts were drawn on the line of credit or credit facility as of September 30, 2007.

•	In conjunction with one of our acquisitions we are obligated to pay an additional purchase price ranging from $0 to approximately $100 million based on the 2007 and 2008 financial performance of the acquired company. Such amount (if any) would be payable in the first half of 2008 and/or 2009.

•	In June 2007, we entered into a lease for new headquarters office space located in Bellevue, Washington. The ten-year term and cash payments related to this lease are expected to begin in November 2008.

•	Our estimated future minimum rental payments under operating leases with noncancelable lease terms that expire after September 30, 2007 are $7.0 million for the remainder of 2007, $29.0 million for 2008, $28.7 million for 2009, $26.1 million for 2010, $24.8 million for 2011 and $116.7 million for 2012 and thereafter.
Common Stock
•	In August 2007 we completed a tender offer to purchase 25 million shares of Expedia, Inc. at a price of $29.00 for a total cost of $725 million excluding fees and expenses. The Company used $500 million in available borrowings under its revolving credit facility and approximately $225 million in cash to fund the tender offer. The Company’s directors and executive officers and Liberty Media Corporation did not tender any shares.

•	In August 2006 our Board of Directors authorized the repurchase of up to 20 million common shares. There is no fixed termination date for the authorization, and as of the date of this release we have not repurchased any shares under this authorization. This authorization was not impacted by the above tender offer and remains outstanding.
Class B Common Stock
•	There are approximately 26 million shares of Expedia Class B common stock outstanding, owned by Liberty Media Corporation and its subsidiaries (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•	Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy from Liberty, Mr. Diller had a controlling 60% voting interest in Expedia, Inc. as of October 12, 2007.
Warrants
•	As of September 30, 2007 we had 58.5 million warrants outstanding, which, if exercised in full, would entitle holders to acquire 34.6 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $774 million (representing an average of approximately $22 per Expedia, Inc. common share).

•	32.2 million of these warrants are privately held and expire in 2012, and 26.0 million warrants are publicly-traded and expire in 2009. There are 0.3 million other warrants outstanding.
Shelf Registration
•	In October we filed a shelf registration statement with the SEC, under which we may offer from time to time debt securities, guarantees of debt securities, preferred stock, common stock or warrants. The shelf registration statement expires in October 2010.
Stock-Based Awards
•	At September 30, 2007 we had 28.3 million stock-based awards outstanding, consisting of stock options to purchase 19.9 million common shares with a $16.66 weighted average exercise price and weighted average remaining life of 2.6 years, and 8.4 million RSUs.

•	During the third quarter 2007 we granted 0.4 million RSUs, primarily related to new hire grants.

•	Through September 30, 2007 total equity grants were 3.6 million, or 2.1 million net of cancellations, expirations and forfeitures.

•	On October 8, 2007 Expedia’s Chairman and Senior Executive exercised options to purchase 9.5 million shares, which options would have otherwise expired on October 19, 2007, following their 10-year term. 2.3 million

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shares were withheld by Expedia to cover the exercise price of $8.59 per share and 3.5 million shares were withheld to cover tax obligations, with a net delivery to Mr. Diller of 3.7 million shares. Mr. Diller intends to hold the shares issued to him upon exercise of the options.

•	Expedia cancelled all withheld shares and made the required tax payments of $121 million in connection with Mr. Diller’s exercise. These tax payments will appear in “Financing Activities” on our Statement of Cash Flows for the year ended December 31, 2007.

•	Following the October 2007 option exercise, we had 10.4 million options remaining outstanding with a weighted average exercise price of $24.05 and a weighted average remaining life of 4.9 years.
Basic, Fully Diluted and Adjusted Diluted Shares
•	Weighted average basic, fully diluted and adjusted diluted share counts are as follows (in 000’s; some numbers may not add due to rounding):

	3 Months Ended	3 Months Ended	3 Months Ended
Shares	9.30.07	12.31.06	9.30.06

Basic shares	292,171	330,294	330,359

Options	9,264	7,339	6,351
Warrants	8,528	3,756	2,288
Derivative liabilities	469	867	1,300
RSUs	2,324	1,323	827
Other	—	7	13

Fully diluted shares	312,756	343,586	341,137
Additional RSUs, Adjusted Income method	6,159	5,849	6,761

Adjusted diluted shares	318,915	349,435	347,898

•	The decrease in basic, fully diluted and adjusted diluted shares as compared to the end of 2006 and the prior year quarter primarily relates to the completion of our tender offers for 30 million common shares in January and 25 million common shares in August 2007.

•	This decrease in diluted share counts was partially offset by dilution from warrants, options and RSUs related to the increase in our stock price and the accompanying impact of such increase on the treasury method calculation for dilutive securities.

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Expedia, Inc.
Operational Metrics — Third quarter 2007
(All figures in millions)
•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and/or change, and such changes could be material.

•	“Expedia” gross bookings constitute bookings from all Expedia-branded properties, including our international sites and our worldwide ECT businesses. “Other” gross bookings constitute bookings from all brands other than Expedia and Hotels.com.

•	Metrics, with the exception of revenue and OIBA items, include 100% of the results of an unconsolidated joint-venture of which we own approximately 49.9%.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2005		2006				2007			Q3 Y/Y	YTD Y/Y
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Growth	Growth
Number of Transactions	10.3	8.7	10.5	10.6	10.4	8.9	11.0	12.0	12.1	16%	12%

Gross Bookings by Segment
North America	$3,044	$2,624	$3,522	$3,445	$3,104	$2,666	$3,559	$3,723	$3,519	13%	7%
Europe	644	510	780	752	792	677	1,032	1,035	1,163	47%	39%
Other	249	262	347	368	365	344	425	466	465	27%	26%

Total	$3,938	$3,395	$4,648	$4,565	$4,261	$3,687	$5,016	$5,224	$5,147	21%	14%

Gross Bookings by Brand
Expedia	$3,096	$2,707	$3,700	$3,614	$3,369	$2,984	$4,039	$4,130	$3,976	18%	14%
Hotels.com	502	407	582	621	600	456	612	696	730	22%	13%
Other	340	281	367	330	293	246	365	399	441	51%	22%

Total	$3,938	$3,395	$4,648	$4,565	$4,261	$3,687	$5,016	$5,224	$5,147	21%	14%

Gross Bookings by Agency/Merchant
Agency	$2,276	$2,068	$2,695	$2,728	$2,473	$2,253	$2,910	$3,025	$2,866	16%	11%
Merchant	1,662	1,327	1,953	1,837	1,788	1,433	2,106	2,199	2,281	28%	18%

Total	$3,938	$3,395	$4,648	$4,565	$4,261	$3,687	$5,016	$5,224	$5,147	21%	14%

Revenue by Segment
North America	N/A	N/A	$382	$456	$450	$379	$406	$505	$534	19%	12%
Europe	N/A	N/A	85	112	134	121	110	145	183	37%	32%
Other	N/A	N/A	27	30	30	32	34	39	42	41%	33%

Total	N/A	N/A	$494	$598	$614	$531	$551	$690	$760	24%	17%

Packages Revenue	$128	$106	$114	$131	$125	$107	$111	$132	$140	12%	4%

Advertising and Media Revenue	$19	$19	$21	$22	$25	$27	$37	$44	$51	106%	94%

OIBA by Segment
North America	N/A	N/A	$147	$212	$204	$172	$164	$227	$239	17%	12%
Europe	N/A	N/A	15	40	48	55	26	43	68	43%	33%
Other	N/A	N/A	(74)	(68)	(72)	(81)	(85)	(83)	(94)	NM	NM

Total	N/A	N/A	$89	$184	$180	$146	$104	$187	$213	18%	11%

Worldwide Merchant Hotel
Room Nights	10.0	8.1	8.1	10.1	11.1	8.7	8.4	11.1	12.9	16%	11%
Room Night Growth	10%	10%	7%	13%	11%	8%	3%	10%	16%	16%	11%
ADR Growth	9%	6%	3%	7%	4%	8%	9%	5%	5%	5%	6%
Revenue per Night Growth	4%	-1%	-4%	4%	2%	7%	13%	4%	5%	5%	7%
Revenue Growth	15%	9%	3%	17%	14%	15%	17%	14%	22%	22%	18%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	14%	8%	3%	-4%	-6%	1%	5%	14%	15%	15%	11%
Airfare Growth	7%	7%	9%	13%	11%	4%	1%	-3%	2%	2%	0%
Revenue per Ticket Growth	-10%	-11%	-9%	-10%	-17%	-15%	-20%	-19%	-5%	-5%	-15%
Revenue Growth	3%	-4%	-7%	-13%	-23%	-14%	-16%	-7%	9%	9%	-6%

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Notes & Definitions:
Number of Transactions — Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.
Gross Bookings — Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.
North America — Reflects results for travel products and services provided to customers in the United States, Canada, Mexico and Latin America. Includes 100% of TripAdvisor as it is managed in North America.
Europe — Reflects results for travel products and services provided through localized Expedia websites in Austria, Denmark, France, Germany, Italy, the Netherlands, Norway, Spain, Sweden and the United Kingdom and localized versions of Hotels.com in various European countries. Other — Includes Expedia Corporate Travel, Asia Pacific and unallocated corporate functions and expenses.
Merchant Hotel Room Nights — Worldwide merchant hotel nights, net of cancellations. With the exception of Hotwire, which records room nights upon booking, nights are reported as stayed. This metric includes nights stayed on both a package and stand-alone basis.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expense (non-GAAP selling and marketing, non-GAAP general and administrative and non-GAAP technology and content), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures.
Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill and/or intangible asset impairment, if applicable and (4) certain one-time items, if applicable. OIBA represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses that may not be indicative of our core business operations. Management believes this measure is useful to investors because it corresponds more closely to the cash operating income generated from our core operations by excluding significant non-cash operating expenses such as stock-based compensation, and because it provides greater insight into management decision making at Expedia, Inc. as OIBA is our primary internal metric for evaluating the performance of our businesses. OIBA has certain limitations in that it does not take into account the impact of certain expenses to Expedia, Inc.’s statements of income, including stock-based compensation, non-cash payments to partners, acquisition-related accounting and certain one-time items, if applicable. Due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates, stock price and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income on a forward-looking basis without unreasonable efforts.
Adjusted Net Income generally captures all items on the statements of income that have been, or ultimately will be, settled in cash and is defined as net income available to stockholders plus net of tax (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets, including as part of equity-method investments, and goodwill and/or intangible impairment, if applicable, (4) one-time items, (5) mark to market gains and losses on derivative liabilities, (6) discontinued operations and (7) the minority interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of our businesses.

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Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income and net income per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of income.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under FAS 123(R). Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. These expenses are also likely to decline in the near future as we no longer award options as our primary form of equity compensation. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123(R), management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Income for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures
Operating Income Before Amortization

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In thousands)
OIBA	$212,802	$180,011	$504,292	$452,774
Amortization of intangible assets	(18,613)	(26,569)	(59,312)	(86,860)
Impairment of intangible asset	—	(47,000)	—	(47,000)
Stock-based compensation	(14,417)	(16,439)	(44,249)	(57,547)
Amortization of non-cash distribution and marketing	—	(711)	—	(9,578)

Operating income	179,772	89,292	400,731	251,789

Interest income (expense), net	(1,052)	4,840	(4,309)	13,102
Other, net	(13,894)	2,926	(13,453)	17,049
Provision for income taxes	(65,542)	(37,707)	(153,230)	(103,523)
Minority interest in (income) loss of consolidated subsidiaries, net	311	(374)	768	(623)

Net income	$99,595	$58,977	$230,507	$177,794

Adjusted Net Income & Adjusted EPS

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In thousands, except per share data)
Net income	$99,595	$58,977	$230,507	$177,794
Amortization of intangible assets	18,613	26,569	59,312	86,860
Impairment of intangible asset	—	47,000	—	47,000
Stock-based compensation	14,417	16,439	44,249	57,547
Amortization of non-cash distribution and marketing	—	711	—	9,578
Federal excise tax refunds	—	—	(12,058)	—
Unrealized (gain) loss on derivative instruments, net	1,394	603	5,938	(11,609)
Amortization of intangible assets as part of equity method investments	934	—	1,485	—
Minority interest	(109)	(185)	(511)	(720)
Provision for income taxes	(11,705)	(32,930)	(32,457)	(74,068)

Adjusted net income	$123,139	$117,184	$296,465	$292,382

GAAP diluted weighted average shares outstanding	312,756	341,137	318,848	355,075
Additional restricted stock units	6,159	6,761	6,403	6,303

Adjusted weighted average shares outstanding	318,915	347,898	325,251	361,378

Diluted earnings per share	$0.32	$0.17	$0.72	$0.50

Adjusted earnings per share	$0.39	$0.34	$0.91	$0.81

Free Cash Flow

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In thousands)
Net cash provided by operating activities	$42,743	$14,655	$965,356	$723,568
Less: capital expenditures	(18,646)	(33,551)	(57,620)	(67,580)

Free cash flow	$24,097	$(18,896)	$907,736	$655,988

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Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in thousands)
Cost of revenue	$151,053	$133,094	$415,997	$380,857
Less: stock-based compensation	(550)	(1,816)	(2,079)	(6,627)

Cost of revenue excluding stock-based compensation	$150,503	$131,278	$413,918	$374,230

Selling and marketing expense	$279,341	$215,086	$757,514	$614,778
Less: stock-based compensation	(2,729)	(2,968)	(8,768)	(11,665)

Selling and marketing expense excluding stock-based compensation	$276,612	$212,118	$748,746	$603,113

General and administrative expense	$83,365	$66,156	$235,261	$210,570
Less: stock-based compensation	(7,683)	(7,043)	(22,356)	(25,483)

General and administrative expense excluding stock-based compensation	$75,682	$59,113	$212,905	$185,087

Technology and content expense	$47,452	$36,034	$131,215	$104,866
Less: stock-based compensation	(3,455)	(4,612)	(11,046)	(13,772)

Technology and content expense excluding stock-based compensation	$43,997	$31,422	$120,169	$91,094
Conference Call
Expedia, Inc. will audiocast a conference call to discuss third quarter 2007 financial results and certain forward-looking information on Wednesday, November 7, 2007 at 8:00 a.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of November 7, 2007 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income, earnings per share and other measures of results of operation and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: changes in Expedia, Inc.’s relationships and contractual agreements with travel suppliers or GDS partners, our ability to effectively update, automate and integrate disparate financial and accounting systems and approaches among our brands and businesses; adverse changes in senior management; the rate of growth of the internet and online travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment, the e-commerce industry and broadband access; declines or disruptions in the travel industry (including those caused by decreased consumer and business spending, adverse weather, bankruptcies, health risks, war, terrorism and/or general economic downturns); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Asia; fluctuations in foreign exchange rates; changing laws, rules and regulations and legal uncertainties relating to our business; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, platform migration; failure to realize cost efficiencies; the successful completion of any future corporate transactions or acquisitions; and the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2006.

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Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book and experience travel. Expedia, Inc. also provides wholesale travel to offline retail travel agents and in-destination concierge service and activity desks for travelers. The Expedia, Inc. portfolio of brands includes: Expedia.com®, hotels.com®, Hotwire®, Expedia® Corporate Travel, TripAdvisor®, Expedia Local Expert™, Classic Vacations® and eLong™. Expedia, Inc.’s companies operate more than 50 global points of sale with sites in North America, South America, Latin America, Europe, Middle East, Africa and Asia Pacific. Expedia, Inc. was recently added to the S&P 500 index. For more information, visit http://www.expediainc.com/ (NASDAQ: EXPE).
Expedia and Expedia.com are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries. Classic Vacations is either a trademark or registered trademark of Classic Vacations, LLC in the U.S. and/or other countries. hotels.com is either a trademark or registered trademark of hotels.com, L.P., a subsidiary of hotels.com in the U.S. and/or other countries. Hotwire is either a trademark or registered trademark of Hotwire, Inc. in the U.S. and/or other countries. TripAdvisor is either a trademark or registered trademark of TripAdvisor, LLC in the U.S. and/or other countries. Other logos or product and company names mentioned herein may be the property of their respective owners.
Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com
© 2007 Expedia, Inc. All rights reserved. CST: 2029030-40

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